Exhibit 10.14

December 19, 2024

OTSAW Limited

10 Tampines North Drive 4, #01-03

Singapore 528553

Attn:

Mr. Ling Ting Ming,
Chief Executive Officer

Dear Ling:

Pursuant to our recent conversations, we are pleased to confirm the arrangements under which CMD Global Partners (USA), LLC (“CMD” or the “Firm”) will act as a strategic advisor to OTSAW Limited (“OTSAW” or the “Company”) as it evaluates any significant potential acquisition, disposition or other extraordinary corporate transaction involving the Company or any of its assets, securities or businesses, whether by way of purchase or sale of securities or assets, merger, consolidation, reorganization or otherwise its potential acquisition(s), or sale of the Company or any of its subsidiaries, affiliates and other entities (each a “Transaction”) (the “Advisory Engagement”).

1)	Scope of Engagement. It is the intention of the Firm to offer objective, independent analysis and advice to the Company and its Board of Directors as it evaluates any significant potential Transaction. As your investment banking representative, the Firm will perform such advisory services as are customary and appropriate and as you reasonably request, including assisting the Company in analyzing, structuring, negotiating and effecting one or more potential Transactions.

2)	Fees. The Company agrees to pay the following fees to the Firm for its investment banking services:

a)	Retainer Fees

i.	No later than April 15th, 2025, or as soon as the Company has completed a public offering, the Company will compensate CMD with a retainer fee paid in cash of US$675,000 (“First Retainer”); If the Company completes any financing transaction of $5,000,000 or more prior to a public offering, the Company will compensate CMD with a first instalment in cash of $337,500, and a second instalment of $337,500 no later than April 15th, 2025, or as soon as the Company has completed a public offering

ii.	No later than September 1st, 2025, the Company will compensate CMD with a retainer fee paid in cash of US$250,000 (“Second Retainer”)

iii.	Additionally, no later than February 15th, 2026, the Company will compensate CMD with a retainer fee paid in cash of US$250,000 (“Third Retainer”)

b)	Incentive Fees

i.	OTSAW and CMD agree to negotiate in good faith an additional incentive fee of up to $1,300,000, payable in one or several instalments no later than February 15th, 2026 (“Incentive Fee”)

c)	Other CMD engagement

i.	For the avoidance of any doubt, the aforementioned retainer and incentive fees due to CMD with respect to the Advisory Engagement do not include or impact success fees due to CMD as per the engagement letter dated April 30, 2024, the First Addendum dated December 12, 2024, the Second Addendum dated December 12, 2024, and the Third Addendum dated December 18, 2024 (the “CMD Agreement”)

All aforementioned fees shall be paid free and clear of any withholding, deduction or charge for withholding taxes or deductions, goods and services tax, value added tax or other applicable or similar taxes.

3)	Expenses. The Company will reimburse CMD Global for customary and reasonable expenses incurred in connection with its engagement. Such expenses may include legal fees and disbursements necessary for its work in relation to the Advisory Engagement. Any single expense higher than $5,000, other than potential international business class flights to Europe or Asia with respect to the Advisory Engagement, will require pre-approval from the Company.

CMD Global Partners, LLC | 123 N. Wacker Drive | Suite 1375 | Chicago, IL 60606

4)	Disclosure. Any document, advice, or analysis provided by the Firm hereunder will be solely for the use and benefit of the Company.

5)	Information. The Company will furnish, or arrange to have furnished, to the Firm such information as is reasonably requested by the Firm to perform the engagement hereunder (all such information so furnished being the “Information”). The Company recognizes and consents to the fact that the Firm: (i) will use and rely on the accuracy and completeness of the Information supplied or otherwise made available to the Firm without having any obligation to independently verify the same; (ii) does not assume responsibility for the accuracy or completeness of the Information; (iii) has no obligation to undertake an independent evaluation, appraisal or physical inspection of any assets or liabilities of the Company; and (iv) with respect to any financial forecasts that may be furnished to or discussed with the Firm by the Company will assume that they have been reasonably prepared and reflect the good faith estimates and judgment of the Company.

6)	Independent Contractor. It is understood and agreed that the Firm is retained to act solely as investment banking representative and, in such capacity, shall act as an independent contractor with duties solely to the Company and nothing in this agreement or the nature of the services shall be deemed to create a fiduciary or agency relationship between the Firm and the Company or its stockholders, creditors, employees or any other party.

7)	Term and Termination. This agreement may be terminated by the Company or the Firm at any time upon written notice to that effect to the other party, it being understood that the provisions of Section 2 (Fees), 3 (Expenses), 4 (Disclosure), 7 (Term and Termination), 8 (Indemnity) and 9 (Miscellaneous) shall survive termination of this agreement.

8)	Indemnity. In connection with engagements such as this, it is the Firm’s policy to receive indemnification. The Company and the Firm agree to the provisions with respect to the indemnification of the Firm and the other matters set forth in Annex A. Annex A is incorporated by reference in its entirety into this agreement.

9)	Miscellaneous.

a)	The Firm is acting as investment banking representative and is not an expert on, and cannot render opinions regarding, legal, accounting, regulatory or tax matters. The Company should consult with its other professional advisors concerning these matters before undertaking any Transaction. The Firm acknowledges that the decision to pursue any Transaction shall be made at the sole discretion of the Company. The Company may refuse to discuss or pursue such Transaction for any reason whatsoever. The Company acknowledges and agrees that nothing contained in this Agreement requires the Firm to render a fairness opinion, which if desired would be set forth in a separate engagement letter for a separate fee.

b)	The parties acknowledge that this letter Agreement is not and is not intended to constitute or be construed as, a commitment to raise capital for the Company.

c)	No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby. This Agreement shall inure to the benefit of and be binding on the Company, the Firm and their respective permitted successors and assigns. Neither the Company nor the Firm shall assign, delegate or otherwise transfer such of its rights or obligations under this Agreement, whether voluntarily or by operation of law, without the prior written consent of the other.

d)	In case such provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in such way be affected or impaired thereby.

e)	This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regarding to such state’s rules concerning conflicts of laws. Each party hereby irrevocably(i) agrees that any suit or other legal proceeding arising out of or relating to this Agreement may be brought only through the FINRA arbitration process located in New York, New York and that the Company consents to FINRA arbitration , (ii) consents, for itself and in respect of its property, to the jurisdictions of each such court in any such suit or proceeding, and (iii) waives any objection that it may have to the changing of venue of any suit or proceeding in any of such courts and any claim that any such suit or proceeding has been brought in an inconvenient forum.

CMD Global Partners, LLC | 123 N. Wacker Drive | Suite 1375 | Chicago, IL 60606

f)	Each of the Firm and the Company (on its own behalf) waives all right to trial by jury in such action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this Agreement.

g)	The Company acknowledges that the Firm and its affiliates may have and may continue to have investment banking or other relationships with parties other than the Company, in which the Firm may acquire information of interest to the Company. The Firm shall have no obligation to disclose such information to the Company or to use such information in connection with this Agreement.

h)	The Company agrees that it will be solely responsible for ensuring that such Transaction complies with applicable law.

[Signature page follows]

CMD Global Partners, LLC | 123 N. Wacker Drive | Suite 1375 | Chicago, IL 60606

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Firm the duplicate copy of this agreement enclosed herewith. We are delighted to work with you on this important assignment.

Sincerely,

CMD Global Partners (USA), LLC

By	/s/ Alexandre Chenesseau
Alexandre Chenesseau
Managing Director

Agreed to and accepted as of the date

first written above:

OTSAW Limited

By	/s/ Ling Ting Ming
Ling Ting Ming
Chief Executive Officer

CMD Global Partners, LLC | 123 N. Wacker Drive | Suite 1375 | Chicago, IL 60606

ANNEX A

As a material part of the consideration for the Agreement of the Firm to furnish its services under the Agreement, the Company agrees to indemnify and hold harmless the Firm and its affiliates, and their respective past, present, and future directors, members, managers, officers, shareholders, employees, agents, and controlling persons within the meaning of either Section 15 of the Securities Act of 1933, as amended (15 USC §77o), or Section 20 of the Securities Exchange Act of 1934, as amended (15 USC §78t) (collectively, the “Indemnified Parties”), to the fullest extent lawful, from and against any and all losses, claims, damages, or liabilities (or actions in respect thereof), including, but not limited to, any claims, liabilities or actions for aiding and abetting, joint or several, arising out of or related to the Agreement, any actions taken or omitted to be taken by an Indemnified Party in connection with the Agreement, or any Transaction (or proposed Transaction) contemplated thereby. In addition, the Company agrees to reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in respect thereof at the time such expenses are incurred; provided, however, that the Company shall not be liable under the foregoing indemnity and reimbursement agreement for any loss, claim, damage, or liability that is finally judicially determined to have resulted solely from the willful misconduct or gross negligence of any Indemnified Party.

The Indemnified Parties will give prompt written notice to the Company of any claim for which they seek indemnification hereunder, but the omission to so notify the Company will not relieve the Company from any liability that it may otherwise have hereunder except to the extent that the Company is damaged or prejudiced by such omission. The Company shall have the right to assume the defense of any action for which the Indemnified Parties seek indemnification hereunder, subject to the following provisions, with counsel reasonably satisfactory to the Indemnified Parties. After notice from the Company to the Indemnified Parties of its election to assume the defense thereof, and so long as the Company performs its obligations in accordance with such election, the Company will not be liable to the Indemnified Parties for any legal or other expenses subsequently incurred by the Indemnified Parties in connection with the defense thereof other than reasonable costs of investigation. The Indemnified Parties shall have the right to employ separate counsel in any such action and to participate in the defense thereof at their own expense.

If for any reason the foregoing indemnification is unavailable to any Indemnified Party or is insufficient to hold it harmless, the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities, or expenses in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and the Firm, on the other hand, in connection with the actual or potential Transaction and the services rendered by the Firm. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or otherwise, then the Company shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of the Company, on the one hand, and the Firm, on the other hand, in connection therewith, as well as any other relevant equitable considerations. Notwithstanding the foregoing, the aggregate contribution of all Indemnified Parties to any such losses, claims, damages, liabilities, and expenses shall not exceed the amount of fees actually received by the Firm under the Agreement.

The Company shall not affect any settlement or release from liability in connection with any matter for which an Indemnified Party would be entitled to indemnification from the Company, unless such settlement or release contains a release of the Indemnified Parties reasonably satisfactory in form and substance to the Firm and does not include any admission of fault on the part of any Indemnified Person. The Company shall not be required to indemnify any Indemnified Party for any amount paid or payable by such party in the settlement or compromise of any claim or action without the Company’s prior written consent.

The Company further agrees that neither the Firm nor any other Indemnified Party shall have any liability, regardless of the legal theory advanced, to the Company or any other person or entity (including the Company’s equity holders and creditors) related to or arising out of the Firm’s engagement, except for any liability for losses, claims, damages, liabilities, or expenses incurred by the Company that are finally judicially determined to have resulted solely from the willful misconduct or gross negligence of any Indemnified Party.

Each Indemnified Person shall make reasonable efforts to mitigate its losses and liabilities. The indemnity, reimbursement, contribution, and other obligations and agreements of the Company set forth herein shall apply to any modifications of the Agreement, shall be in addition to any liability that the Company may otherwise have, and shall be binding on and inure to the benefit of any successors, assigns, heirs, and personal representatives of the Company and each Indemnifying Party. The foregoing provisions shall survive the consummation of any Transaction and any termination of the relationship established by the Agreement.

CMD Global Partners, LLC | 123 N. Wacker Drive | Suite 1375 | Chicago, IL 60606

Before entering into any agreement or arrangement with respect to, or effecting, any merger, statutory exchange or other business combination or proposed sale or exchange, dividend or other distribution, or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth herein, the Company will notify the Firm and, if requested by the Firm, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein on terms and conditions satisfactory to the Firm.

To the extent that officers, managers, employees or representatives of the Firm appear as witnesses, are deposed, or otherwise are involved in or assist with any action, hearing, or proceeding related to or arising from any transaction or proposed transaction contemplated by this Agreement or the Firm’s engagement hereunder, or in a situation where such appearance, involvement, or assistance results from the Firm’s engagement hereunder, the Company will pay the Firm, in addition to the fees set forth above, the Firm’s reasonable and customary per diem charges. In addition, if any Indemnified Person appears as a witness, is deposed, or otherwise is involved in any action relating to or arising from any transaction or proposed transaction contemplated by this Agreement or the Firm’s engagement hereunder, or in a situation where such appearance, involvement, or assistance results from the Firm’s engagement hereunder, the Company will reimburse such Indemnified Person for all reasonable out-of-pocket expenses (including fees and expenses of counsel) incurred by it by reason of it or any of its personnel being involved in any such action.

CMD Global Partners, LLC | 123 N. Wacker Drive | Suite 1375 | Chicago, IL 60606